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On October 20, 2015, the following FAQ was posted on the EMC Corporation employee intranet.

Answers to Common Questions Regarding Dell & EMC

Answers to Common Questions Regarding the EMC and Dell Merger

10/20/2015

I.	About the Dell and EMC Announcement

1.	What’s being announced?

EMC Corporation and the parent company of Dell Inc., Denali Holding Inc. (“Dell”), controlled by Michael S. Dell (founder, chairman and chief executive officer of Dell), MSD Partners and Silver Lake Partners (a global leader in technology investing), have signed a definitive agreement under which Dell will acquire EMC Corporation, with VMware remaining a publicly-traded company.

The combined company will be a leader in numerous high-growth areas of the $2 trillion information technology market, with a complementary portfolio, sales team and R&D organization across four globally recognized technology franchises – servers, storage, virtualization and PCs – and brings together strong capabilities in the fast growing areas of the industry, including converged infrastructure, digital transformation, software-defined data center, hybrid cloud, mobile and security.

2.	Why? Why Dell? And why now?

The transaction strengthens the position of both Dell and EMC in an increasingly competitive global marketplace. Both companies have market-leading portfolios in their respective segments, and the transaction unites Dell’s server franchises and go-to-market strength in the mid-market with EMC’s storage and CI franchises and go-to-market strength in the large enterprise market. As the infrastructure market moves to a compute-centric/converged model, Dell is a natural fit with EMC.

Answers to Common Questions Regarding Dell & EMC

We believe that the combined go-to-market capabilities and reach of Dell and EMC will also benefit VMware. The transaction brings together companies that have a demonstrated ability to win in fast-changing markets. The combined company will leverage the top talent and best practices from both Dell and EMC.

As a privately-controlled company, Dell’s structure provides it with the flexibility and agility to focus on customers and invest and innovate for long-term results, and the ability to incubate high-growth businesses in promising markets.

3.	How does this business combination benefit customers? And what is our shared vision of the future we will create together?

We are in an era of unprecedented change driven by technology. Customers are turning to fewer strategic vendors to help them digitally transform their businesses and re-architect their IT environments to take advantage of the efficiency and agility that hybrid clouds bring.

The combination of Dell and EMC enables us to address more of our customers’ needs – with one of the largest innovation and go-to-market engines in the technology industry.

Specifically, the server business within Dell is highly complementary to EMC’s strength in storage. Given that the future of infrastructure clearly is heading towards a converged or hyper-converged model, this is hugely beneficial to our customers.

Layering VMware’s software-defined data center on top of Dell and EMC’s converged infrastructure provides customers with a ‘best-of-breed’ stack. This can be offered as-a-service through Virtustream and also can be delivered underneath Pivotal’s next generation application development platform. Finally, security assets from Dell and RSA enable us to further extend our ‘trust’ value proposition to the customer – critical in cloud environments.

To quantify our combined value, consider this: EMC and Dell are positioned as a “Leader” in 22 Gartner magic quadrants.

4.	Will we be “privately owned” or “privately controlled”?

We will be “privately controlled” because of Michael Dell and Silver Lake Partner’s control of Dell, but not “privately owned” because the tracking stock issued by Dell will be publicly traded.

5.	How does Dell’s privately-controlled model help our business?

Dell’s privately-controlled ownership structure is not subject to the public equity market’s short-term focus on quarterly results. This will give EMC the same flexibility enjoyed by Dell, to focus on customers, invest for long-term results, and incubate our most promising high-growth businesses, enabling further innovation and customer choice, and increasing our ability to attract and retain world-class talent.

Answers to Common Questions Regarding Dell & EMC

6.	Is this a victory for shareholder activists?

We believe this transaction is good for all shareholders. Under the terms of the agreement, EMC shareholders will receive $24.05 per share in cash in addition to tracking stock linked to a portion of EMC’s economic interest in the VMware business. Based on the estimated number of EMC shares outstanding at the closing of the transaction, EMC shareholders are expected to receive approximately 0.111 shares of new tracking stock for each EMC share. Assuming, for illustrative purposes, a valuation for each share of tracking stock of $81.78, the intraday volume-weighted average price for VMware on Wednesday, October 7, 2015, EMC shareholders would receive a total combined consideration of $33.15 per EMC share and the total transaction would be valued at approximately $67 billion. The expected value of the tracking stock consideration will fluctuate based on a number of factors, including changes in the value of VMware common stock.

7.	What’s the new reporting structure, alignment and governance model?

After the close, we expect to retain a similar business unit model and will continue to offer customers choice. After closing, we expect the new company to create a combined enterprise systems business, headquartered in Hopkinton, with annual revenues expected to be more than $30 billion. VMware will remain a publicly-traded company. Pivotal will continue to operate as a fast moving startup with the intent to go public. Additional assets, including rapidly-growing Virtustream, focused on managed cloud services for mission critical applications, will position the combined company well for success.

8.	What’s the go-to-market model/brand, and how do we offer a more seamless experience for customers?

Much of this will be decided as we work to close the transaction and beyond. For now, we can say that we have already begun to explore what it means to go-to-market in more seamless ways across our businesses, targeting the largest transformation opportunities and providing a better experience for customers. Until closing, both Dell and EMC will continue to operate independently.

9.	What will happen to the EMC brand and other Federation brands?

No decisions with respect to branding have currently been made. That said, at the town meeting that Joe Tucci and Michael Dell held with Dell employees on October 13, Michael Dell said: ‘You’ve got some of the strongest brands in our industry, and we would be really foolish to do anything other than to enhance those brands.’

10.	What will happen to the unique EMC culture?

Mr. Dell in the town hall with Dell employees also said that ‘each of these organizations will have slightly different cultures that develop that we don’t want to try to homogenize all those cultures into one. I think we want to get the best out of those cultures. Certainly, we’ll have some common (effects) that we abide to and standards that we uphold. But there’s a lot to be said for the EMC strategy which was to allow these units to flourish and grow, aided by the parent company.’

Answers to Common Questions Regarding Dell & EMC

11.	Where do you see the cultural synergies or likely clash points? How do our cultures differ?

We have worked with Dell for a long time. We both like to win and have a strong desire to lean into change in the marketplace. Our customers tend to see EMC as a high-touch, high-value culture, while the appeal of Dell is in the midmarket and SMB space, where customers put a higher premium on transaction convenience. We’ll aim to preserve the best of each for the respective segments we serve, but we’ll be in alignment more than not.

12.	What does this transaction mean for partners?

We value all of our partner relationships, and each business remains committed to investing in – and strengthening – our respective partner ecosystems.

13.	Will any organizations or units within Dell be merged with portions of EMC?

After the close, the new ownership structure will create a combined enterprise systems business, headquartered in Hopkinton. This is expected to be a $30 billion-plus business in terms of annual revenues, which is larger than EMC is today. We expect to provide more clarity on the combined operating model as we close the transaction.

14.	How will EMC merge with Dell’s server business?

The enterprise systems business will include the EMC business plus Dell’s servers, storage and networking. It will be a fully integrated business with dedicated marketing and selling resources. We have a lot to do in order to see how this all gets put together, but we are confident we will be able to give customers the full range of solutions that we offer across our combined company.

Regarding location of the new enterprise systems business, Michael Dell, in speaking with Dell leadership at an Austin, Texas Town Hall on October 14, said: “We’re going to have big hubs of innovation. So, all of you here in Austin, as part of our ESG business, incredibly important….we’re not asking you to move anywhere. We want you to stay right here and continue to innovate and do great work. EMC has a fantastic hub in the Boston area. Both of us combined have a big innovation hub in the Silicon Valley area, of course, that is where VMware is headquartered.”

15.	How does conflict within the larger entity get resolved?

The simplified governance structure will enable us to make business decisions more quickly and efficiently. We expect that our alignment will be strengthened in the new model through, for example, coordinated development of technology and go-to-market strategies. Still, one of the key tenets of the model is to offer customers choice. By definition, that means, at times, there

Answers to Common Questions Regarding Dell & EMC

will be conflict – because we will be supporting third party technology as a part of solutions demanded by customers. That said, we also expect business entities within the combined company to be strategically aligned and take a ‘first and best’ approach with other business units’ technology.

16.	What Quality of Service guarantees can we communicate to customers?

We remain committed to quality of service and are committed to the contractual obligations we have agreed with customers.

II.	Transaction Details & What Comes Next

17.	Who is Denali Holding Inc.?

Denali Holding Inc. is the parent company of Dell Inc. and is controlled by Michael S. Dell (founder, chairman and chief executive officer of Dell), MSD Partners and Silver Lake Partners (a global leader in technology investing). Upon closing of the merger, EMC will be a wholly owned subsidiary of Denali Holding Inc.

18.	What needs to happen for the deal to go through?

We anticipate closing in mid-2016, subject to receiving regulatory approvals in various jurisdictions and the satisfaction of customary closing conditions, as well as receiving the approval of the holders of a majority of the outstanding EMC shares.

19.	What is the ‘Go Shop’ provision in the agreement?

EMC has negotiated for a ‘go shop’ provision in the merger agreement, which gives the company 60 days to solicit competing proposals from third parties. After the 60 day ‘go shop’ period, EMC may not solicit or initiate discussions with third parties regarding other acquisition proposals and has agreed to certain restrictions on its ability to respond to such proposals, but may negotiate with a party that has presented an unsolicited proposal that the EMC board of directors determines constitutes or would reasonably be expected to lead to a superior proposal.

Answers to Common Questions Regarding Dell & EMC

20.	What’s the timeline for integration planning?

For now we need to stay focused on executing our EMC Federation strategy and meeting our quarterly goals. Joe Tucci has designated Howard Elias to oversee integration planning on behalf of the EMC Federation, but that work must not interrupt or distract us from the work at hand. Until the transaction closes, EMC and Dell must continue to operate their businesses independently.

21.	How much can we do with Dell until the transaction is closed?

Until the transaction closes, we must continue to run our business with the same dedication and commitment that we show today. Do not reach out to your Dell counterparts unless through the ordinary course of business.

22.	How do you see Go-To-Market coming together?

Dell’s strength is in the mid-market and ours is in the enterprise space. While our go-to-market needs to be aligned, we believe it gives us more opportunities for growth across the two entities.

23.	Whose fiscal year will we use?

EMC’s fiscal year is a calendar year and Dell is on a different fiscal year. We expect that Dell’s fiscal year will be adopted by the combined Dell/EMC post-closing.

24.	How much debt will Dell be taking on in connection with the transaction and will Dell be relying on dividends from VMware or sales of VMware stock to repay that debt?

Dell has obtained committed equity financing for up to $4.25 billion in the aggregate and debt financing commitments for up to $49.5 billion in the aggregate. Dell expects the transaction to have a neutral to positive impact on its current corporate credit ratings. Dell has stated that the combined company will focus on reducing its aggregate debt during the first 18-24 months after completion of the transaction and on seeking to achieve and maintain an investment grade credit rating within that time period. Currently VMware does not pay any dividends on its common stock and Dell does not plan to see to modify that dividend policy or to sell VMware shares owned by EMC to service its debt.

25.	Do we continue with our business transformation efforts?

Yes. We still need to proceed with the Business Transformation Program and cost savings we had planned. We’re committed to these and the program will continue.

Answers to Common Questions Regarding Dell & EMC

26.	Dell invested relatively little in R&D, and won’t Dell’s debt limit R&D investment?

After Michael Dell, MSD Capital and Silver Lake took Dell private, Dell’s R&D investment increased. EMC will bring considerable R&D firepower to the combination. Over the last three years, EMC alone has averaged approximately $3.5 billion annually on share repurchases and dividends.

III.	EMC II and the Federation Entities

27.	Are we now two commodity businesses in mature, consolidating, shrinking market segments?

Certainly there are parts of our businesses that are in maturing market segments. However, there are other parts that are in disruptive, high-growth market segments. That’s the value of a portfolio. EMC has previously stated that long-term investments in XtremIO, DSSD, Airwatch, NSX, VCE, Virtustream and Pivotal either already have become, or are expected to become, billion dollar businesses. We believe that investments we’ve made in emerging businesses are more than capable of offsetting the decline in mature businesses. The advantage of being privately controlled while we effect these portfolio transitions is huge. As a privately-controlled company, the new structure will provide the flexibility and agility to focus on innovation for long-term results and incubation of high-growth businesses in the most promising markets. Additionally, Michael Dell and Silver Lake Partners’ confidence in our opportunity is part of what attracted these investors to this transaction, and their track record of growing successful businesses is impressive.

28.	Will fast growing, emerging units be stripped from EMC and merged into VMware or Pivotal?

The benefit of the new model is that we expect to able to create self-contained, fast moving entities within our corporate structure and feed their growth. There may be some movement of product lines or services among our business entities, but it is too early to say at this time. What we can say is that we expect to form a new enterprise systems business that will be based in Hopkinton, with expected annual revenues of more than $30 billion.

29.	How does this affect VCE and its customers?

VCE and the converged infrastructure marketplace continue to be a key strategic focus for EMC. For now, there will be no change in our business strategy. We know our strategy is the right one and the Rack & Appliance “engines” are crucial to augment our Vblock business and beat point product competitors in the race to help our customers drive Data Center and Cloud scale transformation. The VCE leadership team will continue to work on how VCE functions will align with EMC for 2016. Once the transaction closes, we will be able to commence collaboration efforts within Dell to evolve our strategy. The Dell relationship will broaden the opportunity for CI.

Answers to Common Questions Regarding Dell & EMC

30.	How will this impact VCE’s relationship with Cisco?

VCE, the Converged Infrastructure leader, is a very important part of the new combined company, and we remain committed to working with Cisco to ensure that we continue to deliver the industry’s best CI customer experience that enables growth and success. Cisco remains a very important partner, and we look forward to working together in the CI and networking space. We will continue to invest in the Vblock platform based on Cisco UCS server, Nexus networking and ACI technology. We also remain committed to utilizing Cisco networking and the ACI architecture throughout the VCE offering portfolio.

31.	How are we addressing customer questions about the future of VCE?

David Goulden and Chuck Robbins of Cisco have confirmed Cisco, EMC and VMware’s long-term commitment to VCE and Vblock for VCE customers. Click here to access VCE’s letter to customers.

32.	How does this impact ECD?

ECD continues to be an important business.

33.	How does Dell help Virtustream?

Dell brings a world-class GTM engine – leading SMB, Federal, SLED and online channel – and, combined with EMC, an improved competitive positioning as a top 3 player in digital and IT transformation. Virtustream is a high-growth business, and the privately-controlled ownership model will enable us to better focus on strategic investments without having to manage for quarterly Wall Street expectations.

VMware

34.	Will VMware continue to have freedom to operate as a public company?

Yes, VMware will continue to operate as a publicly-traded company.

35.	Why is this good for VMware?

This is expected to accelerate VMware’s growth across all of its businesses through increased opportunities for integration with Dell’s solutions and go-to-market channels. VMware will also benefit from the operational agility that comes from our majority shareholder being privately controlled and from being part of one of the top three transformational IT companies in the world.

Answers to Common Questions Regarding Dell & EMC

Pivotal

36.	Are there any changes in plans to operate Pivotal as a startup and go public?

The new corporate structure will continue to enable Pivotal to operate as a fast-moving startup with the prospect of becoming a public company.

37.	How does Dell help Pivotal?

Dell brings access to a world-class GTM engine – leading SMB, Federal, SLED and online channel – and, with EMC, an improved position as a top 3 player in digital and IT transformation. Dell sees Pivotal as a high-growth business. Being privately-controlled enables us to better focus on strategic investments without having to manage for quarterly earnings expectations, just like other startups that haven’t gone public.

Security

38.	Will security continue to operate as a separate business unit within the new entity?

Looking ahead, we expect security capabilities will be a key pillar. The combined businesses will have a great set of security assets. Most of Dell’s security portfolio, including its managed services offerings, are highly complementary to RSA’s offerings. Dell’s managed security services and its security offerings in network, endpoint and email security, combined with RSA’s focus on identity, security analytics and GRC, will create a top 5 security player across SMB and enterprise customers. We expect to provide more clarity on the combined operating model as we close the transaction. The beauty of the new model is that we expect to be able to create self-contained, fast moving entities within our corporate structure and feed their growth. There may be some movement of product lines or services among our business entities, but it is too early to say at this time.

39.	How does Dell help RSA grow?

Dell’s strength in managed security services and its security offerings in network, endpoint and email security, combined with RSA’s focus on Identity, Security Analytics and GRC, will create a top 5 Security player across SMB and enterprise customers.

Answers to Common Questions Regarding Dell & EMC

IV.	What about me? Employee Questions

40.	What employees and teams fit into the new model and strategy, and what gets sacrificed?

We expect to provide more clarity on the combined operating model as we close the transaction. After close, we expect that revenue synergies will exceed cost synergies, and revenue growth is what drives employment growth. Before the close, we expect to continue to implement previously announced plans for cost reductions.

As the business grows, we would expect the employee numbers to grow as well. We still need to proceed with the Business Transformation Program and cost savings we had planned.

41.	Will we have to switch to Dell laptops and give up our Macs, Lenovos and other machines?

We don’t know the answer at this time. Until the transaction closes, for good financial management, we will continue our existing policies.

42.	Will my title or responsibilities change?

Until the transaction closes, we will continue to operate in a business-as-usual manner.

43.	Will I remain on EMC’s current compensation programs until close? What will happen after the close?

Yes, employees will remain on EMC compensation programs until the close. For the 12-month period following the close, Dell has made a commitment to keep each employees’ annual base salary and targeted cash incentive compensation opportunities no less favorable than as in effect today.

44.	What will happen to my EMC service date? Will I get to keep it?

Yes, years of service with EMC will continue to apply following this transaction for purposes of eligibility, vesting and level of benefits under benefit plans in which you participate post-close. For example, if your EMC tenure is 15 years, you will carry those years forward for these purposes post-close.

45.	Will EMC’s paid time off (PTO) policies change?

Please continue to follow EMC’s PTO policies. More details regarding post-closing benefits will be provided in the future.

46.	What happens to my EMC Key Employee Agreement (KEA) or equivalent agreement internationally? Does it remain in effect? Will we be asked to sign a document similar to the KEA when the transaction closes and we become part of the combined Dell-EMC?

The EMC KEA or equivalent agreements continue in effect. It remains to be determined whether or not individuals will need to sign new agreements upon the close of the transaction.

Answers to Common Questions Regarding Dell & EMC

47.	What will happen to the profit sharing program in place?

There are no plans to change the profit sharing program prior to close. For the 12-month period following the close, Dell has made a commitment to keep each employee’s annual cash compensation and targeted cash incentive compensation opportunities no less favorable than as in effect today.

48.	Will EMC employees have the opportunity to interview for jobs at Dell? If so, how can we learn about opportunities?

Until the close, EMC and Dell will continue independently, operating our respective talent and recruiting organizations as we do today. Following the close of the transaction, we will certainly endeavor to make all job openings transparent to all employees.

49.	Will this possibly result in multiple W2s in 2016? For example, will employees receive one for EMC and one for Dell? Will we have to restart FICA withholdings?

Our goal is to minimize disruption to the tax reporting of our employees in the transaction. We will keep you informed on this topic as we approach closing.

Equity

50.	What will happen to my equity awards in the transaction?

Each outstanding EMC stock option granted prior to the date of the merger agreement (October 12, 2015) will vest and become fully exercisable prior to the closing date of the transaction. To the extent that holders of options do not exercise outstanding stock options, the stock options will be canceled and converted into the right to receive the consideration payable to all EMC shareholders in the merger (cash and shares of tracking stock) with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options upon a net exercise basis such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding are used to satisfy those obligations.

Each outstanding share of restricted stock, time-based restricted stock unit and performance-based restricted stock unit granted prior to the date of the merger agreement (October 12, 2015) will vest as of the closing date of the transaction and be canceled and converted into a right to receive the consideration payable to all EMC shareholders in the merger (cash and shares of tracking stock) with respect to the EMC shares subject to the award (which will be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). Upon closing, outstanding performance-based restricted stock units will vest at the target level of performance.

Awards that employees may receive following the date of the merger agreement (October 12, 2015) but prior to the closing date of the transaction will be treated differently than as described above. Employees will be notified of any difference in the treatment of future awards at the time that any such awards are granted.

Answers to Common Questions Regarding Dell & EMC

51.	When will EMC’s stock be de-listed?

EMC stock will be de-listed as soon as practicable after the closing of the transaction.

52.	Where can I find further information about the VMware tracking stock?

Questions and answers regarding the VMware tracking stock can be found within the Class V Common Stock FAQ: http://www.emc.com/collateral/faq/class-v-common-stock-faq.pdf

Benefits

53.	What will happen to our benefits between now and close? Will we need to re-enroll in Dell’s benefit plans?

You will continue to be covered under EMC’s benefit programs until the close. In the U.S., EMC’s 2016 open enrollment period will occur as planned. More details regarding post-closing benefits will be provided in the future.

54.	What will happen to EMC’s retirement plans?

EMC’s retirement plans will continue until the close. More details regarding post-closing benefits will be provided in the future.

55.	With regards to the U.S. 401 (k) plan, will the enhancements that were recently announced continue?

EMC will continue the 401(k) Plan with the recent enhancements announced in September, including the Supplemental Matching Contribution following the end of this year. Dell also sponsors a 401(k) Plan for employees and as part of the integration efforts we will work with Dell to determine which plan EMC employees will participate in following the close of the transaction.

56.	Specific to the U.S., what happens to the portion of my 401 (k) plan balance that is not yet vested? Will there be an acceleration event for that as well?

More details on this will be provided in the future.

57.	Will we still be able to participate in Employee Stock Purchase Plan (ESPP) and for how long?

For employees currently participating in the EMC ESPP program, the current period will continue in effect under the terms of the program until it ends on January 31, 2016. We will be ending our ESPP program immediately following the January 31st, 2016 purchase in anticipation of the close of the transaction. Between January 31st, 2016 and the close in 2016, there will be no ESPP program equivalent.

58.	Are there going to be any changes to the DG Pension Program?

There will be no changes through the closing. More details regarding post-closing benefits will be provided in the future.

Answers to Common Questions Regarding Dell & EMC

59.	What will happen to Commitment @ EMC?

Commitment @ EMC will continue to run up to close.

60.	Can we continue to utilize Recognition @ EMC?

Employees can continue to submit and receive rewards through Recognition @ EMC up to close.

61.	Can those employees participating in EMC’s tuition reimbursement programs anticipate being able to finish their degrees if their graduation dates are expected to be after the transaction closes?

Employees enrolled in one of EMC’s tuition reimbursement programs should continue on their path to complete their degrees as planned. HR will share more details as soon as more information becomes available.

Immigration

62.	What is the impact to my immigration status given the announcement of Dell’s acquisition of EMC?

We expect that the transaction will not be finalized until sometime in mid-2016. Until that time, there will be no impact to your immigration status and EMC will continue to process all nonimmigrant and immigrant visa petitions as usual.

63.	What will be the impact to my immigration status once the deal closes and we become part of Dell?

It is still too early for us to identify the impact of the acquisition at this time.

64.	Will EMC support new H-1B filings for FY2017? (Applicable to employees in the US only)

Yes, EMC will continue to sponsor new H-1B petitions for employees and candidates that are abroad or on other non-immigrant visa categories who qualify for H-1B sponsorship provided the appropriate business approvals are received. We will begin the FY2017 cap season at the end of December 2015. Please speak with your manager to ensure that they are looking out for an email from the US Immigration team.

65.	Will EMC continue processing my green card? (Applicable to employees in the US)

EMC’s current intention is to conduct business as usual and to continue to sponsor current green card petitions and initiate new cases during the period prior to close.

66.	Will there be any change in my employing entity prior to the deal closing?

Absent your transfer to a different organization, your employing entity (e.g., EMC, Virtustream, RSA, Pivotal, etc.) remains unchanged until the acquisition closes.

Answers to Common Questions Regarding Dell & EMC

67.	Can I travel internationally? How do I address questions from the US Consulate and Customs and Border Protection Officers when re-entering the United States or applying for a visa stamp? (Applicable to employees in the US only)

When traveling internationally please ensure that you obtain a current Employment Verification Letter through AskHR and carry your most recent paystubs. If additional questions are asked please have the questioning officer contact Nicole Wetmore, Director of Global Immigration & Compliance, at 508-446-7408 or Nicole.Wetmore@emc.com.

68.	How will I be kept updated on any new developments?

The Immigration team will continue to provide updates via the Immigration page on InsideEMC and/or Town Hall Meetings and will coordinate with individual employees if urgent issues arise.

Answers to Common Questions Regarding Dell & EMC

V.	Important Legal Information

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities laws, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being

Answers to Common Questions Regarding Dell & EMC

made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.